EXHIBIT 99.1

Safeway Inc. Announces Non-Cash Expense Adjustment Related to Accounting for Leases

Contacts: Melissa Plaisance (925) 467-3136

Julie Hong (925) 467-3832

Pleasanton, CA – February 23, 2005 — Safeway Inc. announced today that it will incur a non-cash lease expense adjustment of $6.5 million, after tax ($0.014 per diluted share) in its fourth quarter of 2004. This adjustment will conform the Company’s lease accounting policies to views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission on February 7, 2005. The Company has decided not to restate prior financial statements because the impact on prior periods is immaterial.

The Company reviewed its lease accounting practices related to rent holidays, depreciable lives of leasehold improvements, and tenant improvement allowances.

Upon completion of this review, Safeway recorded the $6.5 million adjustment mentioned above related to rent holidays. Historically, the Company recorded lease expense when the store opened and the Company began making lease payments. However, the Company frequently takes possession of leased properties prior to opening for construction purposes. The adjustment reflects commencement of lease expense at the earlier of the first rent payment or the date of possession of the leased property. This change in accounting does not affect the timing of lease payments or cash flow, and is not expected to have a material effect on future results of operations.

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About Safeway

Safeway Inc. is a Fortune 50 Company and one of the largest food and drug retailers in North America based on sales. The Company operates 1,802 stores in the United States and Canada. The Company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Fourth Quarter Earnings Release

Safeway will release its fourth quarter and full year 2004 results at 6:00 AM PST on Thursday, February 24, 2005. Safeway’s investor conference call discussing fourth-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PST on February 24, 2005. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, timing of lease payments, cash flow or results of operations and are indicated by words or phrases such as “expects,” or similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, unanticipated events or changes in future operating results, financial condition or business over time, or unfavorable legislative, regulatory or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

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